THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS BRACKETED ON PAGES 5, 6 AND 8 AND PORTIONS OF EXHIBIT C AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.




                               LICENSE AGREEMENT

                                    BETWEEN

                                 APOLLON, INC.

                                      AND

                       THE INSTITUTE OF BIOTECHNOLOGY AND

                       ADVANCED MOLECULAR MEDICINE, INC.

                                   EFFECTIVE
                                DECEMBER 1, 1994

                               LICENSE AGREEMENT

This License Agreement ("Agreement") is made by and between Apollon, Inc., a corporation organized and existing under the laws of Pennsylvania, ("Apollon"), having a place of business at One Great Valley Parkway, Malvern, Pennsylvania 19355, and The Institute of Biotechnology and Advanced Molecular Medicine, Inc., a non-profit corporation organized and existing under the laws of Pennsylvania, ("IBAMM"), having a place of business at 435 Devon Park Drive, Wayne, Pennsylvania 19087.

This Agreement is effective December 1, 1994 ("Effective Date").

WHEREAS Apollon and IBAMM entered into a Sponsored Research Agreement, effective August 1, 1992, related to a Collaborative Research Project entitled, "The Development of Genetic Immunization as a Therapeutic Technique for Treatment of Diseases in Vertebrates" (the "Collaborative Research Project"), to be carried out under the supervision of Dr. David B. Weiner, Principal Investigator (hereinafter "the Apollon/IBAMM Sponsored Research Agreement"), attached as Exhibit A hereto and made a part hereof;

WHEREAS the Sponsored Research Agreement granted Apollon an option to negotiate an exclusive, world-wide, royalty bearing license to any and all patent rights and know-how, including biological materials, developed by IBAMM in the field (i.e., facilitated transfer and expression of nucleic acids by mammalian cells for therapy and/or prophylaxis) of the [CA] [VZ] Collaborative Research Project during the term of the Sponsored Research Agreement; and

WHEREAS IBAMM has acquired a first option to negotiate a license to intellectual property of the University of Pennsylvania, with the right to assign such option solely to Apollon, as set forth in the Sponsored Research Agreement, effective July 1, 1992, between The Institute of Biotechnology and Advanced Molecular Medicine, Inc.
and the Trustees of the University of Pennsylvania (hereinafter "the
IBAMM/Penn Sponsored Research Agreement"), attached as Exhibit B hereto and made a part hereof;

WHEREAS Apollon desires to obtain said license to any and all intellectual property rights of IBAMM arising under the Apollon/IBAMM Sponsored Research Agreement, including the right to acquire said option to negotiate a license to the intellectual property of the University of Pennsylvania arising under the IBAMM/Penn Sponsored Research Agreement, upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, and intending to be legally bound thereby, the parties agree as follows:

I. DEFINITIONS

A. "Patent Rights" shall mean any and all rights owned or controlled by IBAMM or assigned by IBAMM to the University of Pennsylvania [CA] [VZ] which arise under any United States or foreign patent application listed in Exhibit C hereto, and any later filed patent application arising from research carried out under the Apollon/IBAMM Sponsored Research Agreement and/or the IBAMM/Penn Sponsored Research Agreement, including any continuation, continuation-in-part, division, reexamination, reissue or foreign counterpart thereof, and any patent issuing from any such application.

B. "Collaborative Research Project" shall mean the Research Project Entitled, "The Development of Genetic Immunization as a Therapeutic Technique for Treatment of Diseases in Vertebrates" (the "Collaborative Research Project"), carried out under the supervision of

Dr. David B. Weiner, Principal Investigator and supported by Apollon under the Sponsored Research Agreement, effective August 1, 1992.

C. "IBAMM Technical Information" shall mean all technology, formulae, materials, constructs, trade secrets, technical data and any other information, owned, controlled or possessed by IBAMM arising from research carried out under the Apollon/IBAMM Sponsored Research Agreement and/or the IBAMM/Penn Sponsored Research Agreement, which is directly related to Patent Rights and which is needed to produce IBAMM Licensed Product(s).

D. "IBAMM Licensed Product" shall mean any product covered by a Valid Claim of Patent Rights on a country-by-country basis, or any product made, at least in part, using IBAMM Technical Information.

E. "Net Sales" shall mean: with respect to any quantity of IBAMM Licensed Product on, any Affiliate or any Sublicensee to an unaffiliated third party, Net Sales shall be the gross invoice selling price for that quantity of Product, less: (a) discounts and allowances to customers, (b) credits for returned goods,
(c) prepaid freight, (d) sales taxes or other governmental charges paid in connection with the sale, (e) commissions and other fees paid to distributors and other sales agencies for or in connection with the sale of Product.

F. "Sublicensee" shall mean any corporation, company, partnership or business entity which neither controls nor is controlled by, nor is under common control with Apollon, to which Apollon transfers by sublicense rights to enable said party to make and sell IBAMM Licensed Product(s).

G. "Affiliate" shall mean any corporation, company, partnership or other business entity which either controls, is controlled by, or is under common control with either party. The word "control" shall mean directly or indirectly owning or having a partnership interest in at least fifty percent (50%) of the assets or stock normally entitled to vote for election of directors, or having the right to receive at least fifty percent (50%) of the profits, or having at least fifty percent (50%) control of an entity.

H. "Valid Claim" shall mean an issued claim of a Patent Right which has not lapsed, expired, or become abandoned and which claim has not been declared invalid by an unreversed or unappealable decision or judgment of a national or regional patent office or a court of competent jurisdiction.

I. "In Reasonable Competition With A/Such IBAMM Licensed Product" means that it is demonstrated to IBAMM's reasonable satisfaction that: (a) a competitor's product is sold in the same geographic and relevant product market as such IBAMM Licensed Product; and such competitor's product has a unit sales volume that exceeds twenty-five (25%) percent of Apollon's unit sales volume for such IBAMM Licensed Product in such geographic market; or (b) two or more competitors' product(s) are sold in the same geographic and relevant product market as such IBAMM Licensed Product; and such competitors' product(s) together have a unit sales volume that exceeds thirty-five percent (35%) of Apollon's unit sales volume for such IBAMM Licensed Product in such geographic market.

II. OPTION/LICENSE TO APOLLON

As of the Effective Date, IBAMM hereby assigns to Apollon, subject to the terms and conditions of this Agreement, the exclusive first option to negotiate a license to Penn Intellectual Property acquired by IBAMM under the IBAMM/Penn Sponsored Research Agreement effective July 1, 1992. IBAMM further grants to Apollon, subject to the terms and conditions of this Agreement, an exclusive, world-wide, royalty bearing license, with the right to grant sublicenses, under any and all Patent Rights and IBAMM Technical Information to make, have made, use, sell and have sold IBAMM Licensed Products, including the right to sell IBAMM Licensed Products for resale, and to practice IBAMM

Technical Information developed under the Apollon/IBAMM Sponsored Research Agreement and/or the IBAMM/Penn Sponsored Research Agreement. Such license shall include any and all Patent Rights arising from patent applications and/or issued patents, rights to biological materials, including polynucleotide constructs, arising from the Apollon/IBAMM Sponsored Research Agreement and/or the IBAMM/Penn Sponsored Research Agreement, and any and all IBAMM Technical Information relating to Products and/or processes arising out of the Apollon/IBAMM Sponsored Research Agreement and/or the IBAMM/Penn Sponsored Research Agreement.

III. ROYALTIES

A. In consideration of the option and licenses granted to Apollon under this Agreement, Apollon shall pay to IBAMM a royalty on Net Sales of IBAMM Licensed Products as follows.

    (1) [       ] in countries where the IBAMM Licensed Products are
covered by a Valid Claim of an issued patent of Patent Rights; or

    (2) [       ] in countries where the IBAMM Licensed Products
are not covered by a Valid Claim of an issued patent of Patent Rights.

B. The payment of royalties to IBAMM on any particular IBAMM Licensed Product shall terminate in each country on (a) the expiration date of the last-to-expire issued patent of Patent Rights covering such product, or (b) with respect to an IBAMM Licensed Product which has never been covered by a Valid Claim of an issued patent of Patent Rights in such country, on the earlier to occur of the following: (i) the date on which Apollon demonstrates to IBAMM's reasonable satisfaction that a third party is selling a product in the relevant country [CA] [VZ] In Reasonable Competition With Such IBAMM Licensed Product; or (ii) ten (10) years from the first commercial sale in such country. In the event a patent covering such product issues subsequent to termination of payment of royalties to IBAMM pursuant to Section III.B.(b), then payment of royalties to IBAMM shall resume pursuant to Section III.A (1) until terminated pursuant to III.B(a)[CA] [VZ].

C. Payment of royalties due under this Article shall be made by Apollon to IBAMM within sixty (60) days after March 31, June 30, September 30, and December 31 each year during the term of this Agreement covering the quantity of IBAMM Licensed Products sold by Apollon during the preceding calendar quarter.

D. All payments to be made under this Article shall be paid in United States Dollars in Wayne, Pennsylvania, or in such other place or other way as IBAMM shall reasonably designate.

E. In the event that any quantity of IBAMM Licensed Product subject to royalty hereunder is used in the manufacture of another product subject to royalty hereunder, or is sold to a Sublicensee or an Affiliate of the seller, or if rights under more than one patent or patent application within Patent Rights is used, only one royalty, namely the royalty applicable to the ultimate product subject to royalty hereunder, shall be paid to IBAMM, in order that duplication of royalties may be avoided.

F. [        ] of the expenses  incurred by Apollon in connection
with the filing, prosecution, and maintenance of Patent Rights shall be creditable against royalties due IBAMM hereunder and such credit may be taken at
the rate of [         ] of royalties due IBAMM in any calendar year.

G. During the term of this Agreement and so long as Apollon is not in default with respect to any payment due IBAMM hereunder, neither IBAMM nor any party deriving rights from or through IBAMM shall assert Patent Rights to prevent the making, using or selling of IBAMM Licensed Product(s) thereof.

IV. DUE DILIGENCE

Apollon agrees to use its reasonable best efforts to bring one or more IBAMM Licensed Product(s) to the marketplace through a diligent program of
development, production and marketing.   Such reasonable best efforts may
include the efforts of any Affiliate(s) of Apollon or the efforts of any development, production and/or marketing partner(s) of Apollon.

V. REPORTS AND RECORDS

A. Apollon shall keep true books and accounts containing an accurate record of the information necessary for determination of the amounts payable under Article III hereof. Said records shall be kept at Apollon's principal place of business or the principal place of business of the appropriate division of Apollon to which this Agreement relates. Said records shall be available for inspection at IBAMM's expense by an independent certified public accountant selected by IBAMM and reasonably acceptable to Apollon during regular business hours, but not more often than once per year, for three (3) years following the end of the calendar year to which they pertain in order for IBAMM to ascertain the correctness of any report and/or payment made under this Agreement.

B. Within sixty (60) days after March 31, June 30, September 30, and December 31 of each year in which this Agreement is in effect, Apollon shall deliver to IBAMM full, true and accurate reports showing, in sufficient detail to enable the royalties due hereunder to be calculated, Net Sales of IBAMM Licensed Product(s) and royalties due, if any, including those of its Sublicensee(s), if any, relating to this Agreement during the preceding three (3) month period. With each such report, Apollon shall pay to IBAMM the royalties due and payable as provided for in Article III. If no royalties are due, the report shall so state. All such reports shall be maintained in confidence by IBAMM, except as required by law.

VI. INFRINGEMENT

A. With respect to any Patent Rights licensed to Apollon hereunder, Apollon or its designated sublicensee shall have the right to prosecute in its own name and at its own expense any infringement of such Patent Right, and shall have the right to control, settle, and defend such suit and recover, for its own account, any damages, awards, or settlements resulting therefrom, subject to Paragraph
VI. If Apollon or its Sublicensee elects to bring such an infringement action and IBAMM is a legally indispensible party to such action, IBAMM shall have the right to assign to Apollon all of IBAMM's right, title and interest in each patent which is a part of Patent Rights and the subject of such action. Notwithstanding any such assignment by IBAMM to Apollon and regardless of whether IBAMM is or is not an indispensible party, IBAMM shall cooperate fully with Apollon in connection with any such action.

B. If Apollon or any Sublicensee elects to bring an action as described above, Apollon may offset against royalties due IBAMM the out-of-pocket expenses and costs of such action, including attorney's fees and reimbursements to IBAMM for IBAMM's out-of-pocket costs in such action. Such offset shall not exceed
[           ] of any royalty due to IBAMM in any payment period.

C. Any recovery by Apollon under Paragraph VI.A shall be deemed to reflect loss of commercial sales and Apollon shall pay IBAMM a royalty in accordance with this License Agreement on said recovery.

VII. TERM

Unless terminated earlier according to the terms hereof, this Agreement shall commence as of the Effective Date hereof and shall remain in full force and effect on a country-by-country basis so long as IBAMM Licensed Product(s) are sold; provided, however, that upon expiration of the last to expire or become abandoned of Patent Rights covering IBAMM Licensed Product(s), all rights licensed hereunder shall convert to a fully paid-up license to Apollon.

VIII. TERMINATION

Either party may terminate this Agreement as follows:

A. In the event that any material provision of this Agreement is breached by one party, the other party may, upon ninety (90) days' written notice to the breaching party, terminate this Agreement. However, if the breach is corrected within the ninety (90) day period and there are no unreimbursed damages resulting from the breach, the Agreement shall continue in force.

B. Should Apollon fail to pay IBAMM such royalties as are due and payable hereunder, IBAMM shall have the right to terminate this Agreement on at least ninety (90) days' written notice, unless Apollon shall pay IBAMM within the ninety (90) day notice period, all such royalties as are due and payable. Upon the expiration of the ninety (90) day period, if Apollon shall not have paid all such royalties due and payable, IBAMM at its sole option, may immediately terminate this Agreement and all rights, privileges and licenses granted hereunder.

C. Apollon shall have the right to terminate this Agreement at any time upon ninety (90) days' written notice to IBAMM. Apollon's obligation to pay royalties accrued to the date of termination, and/or thereafter shall survive termination.

D. Upon termination of this Agreement for any reason, any sublicense not then in default shall continue in full force and effect except that IBAMM shall be substituted in place of the sublicensor.

IX. CONFIDENTIALITY

All proprietary technical and business information, including reports required to be provided hereunder relevant to IBAMM Licensed Product(s), disclosed by either party to the other shall be held by the receiving party in confidence, used only to accomplish the purposes contemplated by this Agreement, and accorded the same degree of care and security that the receiving party uses to protect its own confidential information of similar nature, and is not disclosed except to officers, employees, and agents of the receiving party who have a reasonable need to know the information, and who are bound to such party by a written agreement of confidentiality; provided, however, that information shall not be deemed confidential or proprietary which (a) is or becomes public through no fault of the receiving party; (b) is learned by the receiving party from a third party entitled to disclose it; (c) was known to the receiving party at the time of disclosure as shown by prior written records; or (d) is developed by an employee or consultant of the receiving party independently of disclosures hereunder. Nothing herein shall be construed to prevent the disclosure of information as necessary to practice commercially the rights granted hereunder, including, without limitation, the disclosure of information to regulatory and other governmental agencies as necessary to obtain marketing approval for IBAMM Licensed Product(s) or to obtain patent protection.

X. INDEPENDENT CONTRACTORS

For purposes of this Agreement and the exercise of all rights hereunder, IBAMM and Apollon agree that each party is operating as an independent contractor and not as an agent or employee of the other. This Agreement shall not constitute a partnership or joint venture and neither party may bind the other to any contract, commitment or understanding except as specifically stated herein.

XI. USE OF NAME

Neither party shall use the name of the other party in any advertising, news release or other public announcement, written or oral, related to any actions taken or work carried out pursuant to the terms of this Agreement without the prior written consent of the other party.

XII. ASSIGNABILITY

This Agreement is binding on and shall inure to the benefit of the parties, their Affiliates, respective successors and permitted assigns. Except in connection with a sale or other disposition of all or substantially all of the business to which the licensed subject matter pertains, or in the event of a merger or sale of all or substantially all of the assets of Apollon, neither this Agreement nor any part of it is assignable by either party without the prior written consent of the other party.

XIII. FORCE MAJEURE

A delay in performance or non-performance by either party shall not constitute a breach or grounds for termination or prejudice any rights hereunder, if the delay or non-performance is the result of circumstances beyond the reasonable control of the party whose performance is excused hereunder, provided that such party shall promptly provide to the other party written notice of such delay or non-performance and the reason therefor [CA] [VZ] and shall resume performance immediately after the cause of such delay or non-performance is removed and shall be reasonably diligent in minimizing the impact thereof on the other party. Without limiting the generality of such circumstances beyond the control of either party, examples are labor strikes, fire, flood, storm, earthquake, or other
Act of God, war, rebellion, riot, sabotage or insurrection, governmental enactment, rule or regulation, and inability to obtain material or equipment.

XIV. MODIFICATIONS IN WRITING

No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each party.

XV. ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and as such supersedes all previous written and oral negotiations, understandings and commitments thereto.

XVI. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania. In the event of any dispute arising hereunder, the parties hereto agree that personal jurisdiction and venue in any suit shall be exclusively in the United States District Court for the Eastern District of Pennsylvania or the Court of Common Pleas of Chester County, Pennsylvania.

XVII. NOTICE

Any notice required under this Agreement shall be deemed sufficiently given if sent in writing by prepaid first class, certified or registered mail, return receipt requested, to the addresses specified below:

AS TO IBAMM:

Mr. Charles Andes
IBAMM, Inc.
435 Devon Park Drive
Wayne, Pennsylvania 19087

AS TO APOLLON:

Richard A. Carrano, Ph.D.
Vice President of Technical Development
Apollon, Inc.
One Great Valley Parkway
Suite 30
Malvern, Pennsylvania 19355-1423

Either party may change its address or responsible individual specified above by giving the other thirty (30) days prior written notice thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

APOLLON                                IBAMM

By:/s/ Vincent R. Zurawski, Jr.        By:/s/ Charles L. Andes
   ----------------------------           ---------------------
Name: Vincent R. Zurawski, Jr.         Name: Charles L. Andes
     --------------------------             -------------------
Title: President                       Title: President
      -------------------------              ------------------

Date: 29 NOV 94                        Date: December 6, 1994
     --------------------------             -------------------

                                     EXHIBIT C

                                 PATENT APPLICATIONS


[       ]   "Genetic Immunization"; patent application USSN 08/008,342;
            filed 26 January 1993; D. Weiner, W. Williams, and B. Wang

[       ]   "Genetic Immunization"; patent application USSN 08/029,336; filed
            11 March 1993; D. Weiner, W. Williams, and B. Wang

[       ]   "Genetic Immunization"; patent application USSN 08/125,012;
            filed 21 September 1993; D. Weiner, W. Williams, B. Wang and L.
            Coney

[       ]   "Delivery of Genetic Material by Needleless Injection Device";
            patent application USSN 08/093,235; filed 15 July 1993; D.
            Weiner, W. Williams, and M. Merva

[       ]   "Non-Human Immunocompetent Animal Model"; patent application USSN
            08/124,962; filed 21 September 1993; D. Weiner, W. Williams, and
            M. Merva

[       ]   "Compositions and Methods for Delivery of Genetic Material";
            patent application PCT/US94/00899; filed 26 January 1994; D.
            Weiner, W. Williams, B. Wang, L. Coney, M. Merva, and V. Zurawski